Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Monique Skruzny
(954) 689-3119
aolairr@aol.com

AOL LATIN AMERICA REDUCES LOSSES IN FOURTH QUARTER OF 2003 AND FOR
FULL YEAR 2003

Available Cash on Hand Expected to Fund Operations Into Early 2005

FORT LAUDERDALE, Fla., February, 10, 2004 – America Online Latin America, Inc. (Nasdaq: AOLA) today announced that its net loss for the quarter ended December 31, 2003, narrowed 32% from the same period last year. The Company also reduced cash used in operations 63% from the year-earlier period. Net loss, as compared to the third quarter of 2003, was down by 8%, while cash used in operating activities decreased by 21% during the period.

Based on these results, the Company has extended its forecast for its use of available cash. AOL Latin America believes that under its current operating plan, cash on hand will be sufficient to fund operations into the first quarter of 2005.

The Company’s fourth quarter 2003 net loss applicable to class A common stockholders, which includes dividends to preferred stock holders, was $26.4 million, or $0.20 per class A common share, basic and diluted, compared with a loss of $38.6 million, or $0.58 per share basic and diluted, for the prior year period. The average number of class A shares outstanding during the fourth quarter of 2003 increased to 135.2 million from 67.1 million in the prior-year period due to the January 2003 conversion of preferred stock to class A common stock by the Company’s principal stockholders. The increase in the number of shares of class A common stock outstanding had the effect of reducing reported loss per share in the fourth quarter of 2003 relative to the comparable 2002 period. The 2003 fourth quarter net loss applicable to common stockholders also compares with a third quarter 2003 net loss of $28.6 million, or $0.21 per share.

AOL Latin America’s net loss before dividends on preferred stock was $22.4 million in the fourth quarter of 2003, narrowing from a net loss of $33.8 million in the prior-year period and from $24.2 million in the third quarter of 2003.

Total revenue was $14.9 million in the fourth quarter of 2003, down 16% from $17.8 million in the fourth quarter of 2002 and down 8% from $16.3 million in the third quarter of 2003. Subscription revenue totaled $13.8 million, down 10% compared with $15.3 million in the year-earlier quarter and down 7% from $14.8 million in the third quarter of 2003. Reduced membership drove lower subscription revenues. Advertising and other revenue totaled $1.1 million in the fourth quarter of 2003, down 57% as compared with $2.5 million in the prior-year period, and down 27%, from $1.5 million, in the third quarter of 2003.

Year-End Membership

The Company had 462,000 members at December 31, 2003, down from 492,000 members on September 30, 2003. The decline in membership was due to lower levels of new member registrations which were insufficient to offset membership turnover. New member registrations were negatively impacted by continued strong price competition from providers of free and paid Internet services in Brazil and the continued delay in the implementation of the McDonald’s “McInternet” initiative in Brazil, which the Company does not expect will be completed beginning of 2005. AOL Latin America expects a further similar decline in membership in the first quarter of 2004.

As with the Company’s previous membership reports, the 462,000 membership total includes members participating in free trial periods and retention programs, as well as members of the co-branded Banco Itaú service. Totals include members of the AOL country services, Web-based interactive services and broadband offerings. Approximately 12% of the membership totals as of December 31, 2003 were subscribers to the Company’s Web-based interactive services. Those services were launched in the third quarter.

As of December 31, 2003, 81% of the Company’s members, including members still on their trial periods, had selected credit cards, direct debit and other non-cash payment options, which have a better rate of collection than cash-payment methods.

Improved Cash Utilization

Cash used in operating activities in the fourth quarter of 2003 was $7.5 million, a decrease of 63% from $20.0 million used in the fourth quarter of 2002 and an improvement of 21% from $9.5 million, in the third quarter of 2003. The improvement in cash used in operating activities was achieved largely as a result of lower costs and expenses. Cash and cash equivalents totaled $32.9 million at December 31, 2003, and as in the prior quarter, benefited from a payment from Banco Itaú to the Company in lieu of certain marketing activities. AOL Latin America received $1.8 million from Banco Itaú in the 2003 fourth quarter. AOL Latin America expects to continue to receive similar payments from Banco Itaú in the future, although the amounts of these payments are expected to decrease.

For the full 2003 fiscal year, cash used by operations was $46.1 million, an improvement of $81.6 million as compared with cash utilization of $127.7 million in fiscal 2002.

The Company expects cash utilization to increase modestly in the first quarter of 2004, primarily as a result of working capital fluctuations.

Management Comments

Charles Herington, President and CEO of AOL Latin America, said, “AOL Latin America made important progress in streamlining its business in 2003, while at the same time launching new services that are designed to appeal to the next generation of Latin American Internet users. These services include a new family of Web-based interactive services in Brazil, including our new AOL MAXX broadband offering, and a Web-based service in Argentina. A new Web-based offering is currently being tested in Mexico and Puerto Rico. We also launched the newest version of our AOL software, AOL 9.0, late last year for members in Puerto Rico.”

“In terms of financial performance, the Company has focused on more efficient operations, including negotiated reductions in networking costs, consolidation of our Spanish-language member services operations and reduced marketing expenditures. These efforts have allowed us to consistently lower our net losses and reduce the cash used in operating activities. We will seek to make continued progress as we move ahead,” Herington continued.

Full-Year Financial Results

For the full year ended December 31, 2003, the Company’s net loss applicable to class A common stockholders was $116.6 million, or $0.88 per share of class A common stock, basic and diluted, compared with a loss of $180.6 million, or $2.69 per share, in 2002. The average number of common shares outstanding during the year increased to 132.9 million, up from 67.1 million in 2002, as a result of the conversion of preferred stock to common stock in January 2003. The increase in the number of shares of class A common stock outstanding had the effect of reducing reported loss per share in 2003 fiscal year relative to 2002.

Total revenue was $65.2 million in 2003, down 10% as compared with $72.1 million in 2002. Subscription revenue totaled $59.4 million, a decrease of 6% as compared with $63.0 million in the prior year. Advertising and other revenue was $5.8 million in 2003, down 37% from $9.1 million in 2002.

About AOL Latin America

America Online Latin America, Inc. (Nasdaq:AOLA) is the exclusive provider of AOL-branded services in Latin America and has become one of the leading Internet and interactive services providers in the region. AOL Latin America launched its first service, America Online Brazil, in November 1999. America Online, Inc., a wholly owned subsidiary of Time Warner Inc. (NYSE:TWX), and the Cisneros Group of Companies are AOLA’s principal stockholders. Banco Itaú, a leading Brazilian bank, is also a minority stockholder of AOL Latin America. The Company combines the technology, brand name, infrastructure and relationships of America Online, the world’s leader in branded interactive services, with the relationships, regional experience and media assets of the Cisneros Group of Companies, one of the leading media groups in the Americas. The Company currently operates services in Brazil, Mexico and Argentina and serves members of the AOL-branded service in Puerto Rico. It also operates a regional portal accessible at http://www.aola.com. America Online members worldwide can access content and offerings from AOL Latin America through the International Channels on their local AOL services.

Safe Harbor

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding (i) our expectation that cash on hand will allow us to continue to finance operations into the first quarter of 2005, (ii) future membership levels, (iii) the expected timing of the implementation of the agreement with McDonald’s Brazil, (iv) future payments that we may receive from Banco Itaú if we continue to request that Banco Itaú pay us in lieu of conducting marketing activities and (v) future cash utilization. These forward-looking statements are subject to a number of risks and uncertainties, which are described in our Annual Report on Form 10-K/A for the period ended December 31, 2002, and from time to time in other reports we file with the SEC, as well as the following risks and uncertainties: our limited cash position, the impact our continued losses will have on our ability to finance our operations, the success of our web-based services, the success of the co-branded Banco Itaú service, the actions of our competitors and the impact of increased competition, the success of the marketing agreement with McDonald’s Brazil, currency exchange rates, our ability to retain members, uncertainty relating to our ability to convert our subscribers into paying subscribers, our limited operating history, uncertainty regarding the success of our targeted marketing initiatives, macroeconomic developments in Brazil and Mexico, the actions of our partners in the McInternet initiative and our ability to penetrate our markets. Actual results could differ materially from those described in the forward-looking statements.

AMERICA ONLINE LATIN AMERICA, INC.
OPERATING INFORMATION

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

	(In thousands, except per share information)
	Unaudited		Unaudited
CONSOLIDATED CONDENSED OPERATING RESULTS AND EPS

Revenues:
Subscriptions	$13,815	$15,304	$59,415	$62,998
Advertising and commerce	1,098	2,541	5,759	9,109

Total revenues	14,913	17,845	65,174	72,107

Costs and expenses:
Cost of revenues	(11,982)	(18,993)	(56,387)	(98,695)
Sales and marketing	(14,972)	(21,139)	(65,397)	(97,170)
General and administrative	(5,718)	(9,109)	(25,784)	(32,871)

Total costs and expenses	(32,672)	(49,241)	(147,568)	(228,736)

Loss from operations	(17,759)	(31,396)	(82,394)	(156,629)
Other expense, net	(4,617)	(2,369)	(18,341)	(5,163)

Loss before income taxes	(22,376)	(33,765)	(100,735)	(161,792)
Income tax (provision) / benefit	(4)	(51)	(4)	(75)

Net loss	(22,380)	(33,816)	(100,739)	(161,867)
Less: dividends on Series B and C preferred shares	(4,009)	(4,769)	(15,869)	(18,724)

Net loss applicable to common stockholders	$(26,389)	$(38,585)	$(116,608)	$(180,591)

Loss per common share, basic and diluted	$(0.20)	$(0.58)	$(0.88)	$(2.69)

Weighted average common shares outstanding	135,158	67,070	132,903	67,068

AMERICA ONLINE LATIN AMERICA, INC.
BALANCE SHEET (In Thousands)

	As of

	December 31,	December 31,
	2003	2002

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,633	$74,586
Short-term money market investments	268	915

Total cash and cash equivalents	32,901	75,501
Trade accounts receivable, net of allowances	2,267	3,567
Other receivables	1,724	2,090
Prepaid expenses and other current assets	8,796	7,963

Total current assets	45,688	89,121
Property and equipment, net	4,771	6,983
Investments, including securities available-for-sale	194	158
Product development costs and other intangible assets, net	50	285
Other assets	5,036	3,727

TOTAL ASSETS	$55,739	$100,274

LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
CURRENT LIABILITIES
Trade accounts payable	$3,264	$8,746
Payables to affiliates	1,349	6,893
Accrued expenses and other current liabilities	22,586	20,481

Total current liabilities	27,199	36,120
Senior convertible notes	160,000	160,000
Deferred revenue and other non-current liabilities	1,499	1,240

Total liabilities	188,698	197,360

STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
Preferred stock, common stock and additional paid-in capital, net of unearned services and accumulated other comprehensive loss	719,658	654,792
Accumulated deficit	(852,617)	(751,878)

Total stockholders’ equity (capital deficiency)	(132,959)	(97,086)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)	$55,739	$100,274

CONSOLIDATED CONDENSED CASH FLOW (in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

	Unaudited		Unaudited	Audited
OPERATING ACTIVITIES
Net loss	$(22,380)	$(33,816)	$(100,739)	$(161,867)
Net operating activity	14,887	13,772	54,597	34,146

Net cash used in operating activities	(7,493)	(20,044)	(46,142)	(127,721)
Net cash used in investing activities	(518)	(379)	(1,559)	(2,026)
Net cash provided by financing activities	1,818	88,150	4,488	159,490
Effect of exchange rate changes on cash and cash equivalents	(69)	161	613	(918)

Net decrease in cash and cash equivalents	(6,262)	67,888	(42,600)	28,825
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	39,163	7,613	75,501	46,676

CASH AND CASH EQUIVALENTS, END OF PERIOD	$32,901	$75,501	$32,901	$75,501